Exhibit 4.1

EXECUTION COPY

NINTH AMENDMENT TO MASTER INDENTURE

This NINTH AMENDMENT TO MASTER INDENTURE, dated as of November 24, 2015 (this “Amendment”), is entered into between: (i) Synchrony Credit Card Master Note Trust (formerly known as GE Capital Credit Card Master Note Trust), a Delaware statutory trust (the “Issuer”); and (ii) Deutsche Bank Trust Company Americas, as indenture trustee under the Master Indenture referred to below (in such capacity, the “Indenture Trustee”).

BACKGROUND

WHEREAS, the Indenture Trustee and the Issuer are parties to the Master Indenture, dated as of September 25, 2003, as amended by the Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, among the Indenture Trustee, the Issuer and certain other parties, the Second Amendment to Master Indenture, dated as of June 17, 2004, between the Issuer and the Indenture Trustee, the Third Amendment to Master Indenture, dated as of August 31, 2006, between the Issuer and the Indenture Trustee, the Fourth Amendment to Master Indenture, dated as of June 28, 2007, between the Issuer and the Indenture Trustee, the Fifth Amendment to Master Indenture, dated as of May 22, 2008, between the Issuer and the Indenture Trustee, the Sixth Amendment to Master Indenture, dated as of August 7, 2009, between the Issuer and the Indenture Trustee, the Seventh Amendment to Master Indenture, dated as of January 21, 2014, between the Issuer and the Indenture Trustee, and the Eighth Amendment to Master Indenture and Omnibus Supplement to Specified Indenture Supplements, dated as of March 11, 2014, between the Issuer and the Indenture Trustee (as amended, the “Master Indenture”);

WHEREAS, this Amendment is being entered into pursuant to Section 9.1(b) of the Master Indenture, and all conditions precedent to the execution of this Amendment, as set forth in such Section 9.1(b), have been satisfied; and

WHEREAS, the parties hereto intend to amend the Master Indenture as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AMENDMENTS

The parties hereto agree as follows:

SECTION 1.          DEFINITIONS. As used herein, (a) capitalized terms which are defined in the preamble hereto shall have the meanings as so defined and (b) capitalized terms not so defined shall have the meanings set forth in the Master Indenture, as amended hereby.

SECTION 2.          AMENDMENTS.

(a)          Section 1.1 of the Master Indenture is amended by adding the following definitions in appropriate alphabetical order:

“Eligible Performance Guarantor” is defined in the Servicing Agreement.

“Performance Guaranty Agreement” is defined in the Servicing Agreement.

(b)          A new Section 6.18 shall be added to the Master Indenture to read as follows:

Section 6.18  Notice of Servicer Failure.  If a Responsible Officer of the Indenture Trustee has actual knowledge that the Servicer has failed to perform any of its obligations under the Servicing Agreement, the Indenture Trustee shall provide prompt written notice of such failure to the Servicer Performance Guarantor (as defined in any applicable Performance Guaranty Agreement), if any.

(c)          The third paragraph of Section 8.4 of the Master Indenture is hereby deleted in its entirety and replaced with the following:

Subject to the express terms of any Indenture Supplement, but notwithstanding anything else in this Indenture to the contrary, if (x) for so long as the Servicer (or, so long as a Performance Guaranty Agreement remains in effect, the Servicer Performance Guarantor as defined therein) maintains a short term debt rating of, if any Notes are rated by S&P, A-1 or better by S&P, if any Notes are rated by Moody’s, P-1 by Moody’s, if any Notes are rated by Fitch, F-1 or better by Fitch, and, if rated by any other rating agency, the equivalent rating by that rating agency (or such other rating below A-1, P-1, F-1 or such equivalent rating, as the case may be, which is satisfactory to each Rating Agency, if any), (y) with respect to Collections allocable to any Series, any other conditions specified in the related Indenture Supplement are satisfied or (z) the Servicer has provided to the Indenture Trustee a letter of credit, surety bond or other similar arrangement covering collection risk of Servicer and in each case acceptable to each Rating Agency (as evidenced by a letter from each Rating Agency to the effect that the Rating Agency Condition has been satisfied), if any, Issuer need not make the daily deposits of Collections into the Collection Account as provided in the preceding paragraph, but may make a single deposit in the Collection Account in immediately available funds not later than 12:00 noon, New York City time, on the related Payment Date.

SECTION 3.          EFFECTIVENESS. This Amendment shall become effective as of the date first set forth above; provided that (i) each of the Indenture Trustee and the Issuer shall have executed and delivered a counterpart of this Amendment, (ii) the Rating Agency Condition shall have been satisfied, and (iii) the Issuer shall have delivered to the Indenture Trustee (x) an Officer’s Certificate to the effect that all requirements for this Amendment contained in the Master Indenture have been met and the Issuer reasonably believes that such action will not result in an Adverse Effect and (y) a Tax Opinion. The Issuer shall provide written notice to the Indenture Trustee upon satisfaction of the conditions in the preceding sentence.

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SECTION 4.          BINDING EFFECT; RATIFICATION.

(a)          On and after the execution and delivery hereof, (i) this Amendment shall be a part of the Master Indenture and (ii) each reference in the Master Indenture to “this Agreement”, “this Indenture”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to the Master Indenture, shall mean and be a reference to the Master Indenture as amended hereby.

(b)          Except as expressly amended hereby, the Master Indenture shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

SECTION 5.          NO RECOURSE. It is expressly understood and agreed by the parties hereto that (a) this Amendment is executed and delivered by BNY Mellon Trust of Delaware, not individually or personally but solely as trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by BNY Mellon Trust of Delaware but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on BNY Mellon Trust of Delaware, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall BNY Mellon Trust of Delaware be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Amendment or any other related documents.

SECTION 6.          NO PETITION. The Indenture Trustee covenants that it will not directly or indirectly institute or cause to be instituted against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any Federal or state bankruptcy law unless Noteholders of not less than 66⅔% of the Outstanding Principal Balance of each Class of each Series has approved such filing and it will not directly or indirectly institute or cause to be instituted against the Transferor any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any Federal or state bankruptcy law in any instance; provided, that the foregoing shall not in anyway limit the Noteholders’ rights to pursue any other creditor rights or remedies that the Noteholders may have for claims against the Issuer.

SECTION 7.          MISCELLANEOUS.

(a)          THIS AMENDMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

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(b)          Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

(c)          This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered electronically.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

SYNCHRONY CREDIT CARD MASTER NOTE TRUST, as Issuer

By:	BNY MELLON TRUST OF DELAWARE,
not in its individual capacity
but solely as Trustee on behalf of the Issuer

By:	/s/ Kristine K. Gullo

Name:	Kristine K. Gullo

Title:	Vice President

S-1	Ninth Amendment to Master Indenture

DEUTSCHE BANK TRUST COMPANY AMERICAS,
not in its individual capacity, but solely as the Indenture Trustee

By:	/s/ Louis Bodi

Name:	Louis Bodi

Title:	Vice President

By:	/s/ Maria Inoa

Name:	Maria Inoa

Title:	Assistant Vice President

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